EVERTEC Board Increases and Extends Share Repurchase Authorization

SAN JUAN, PUERTO RICO – December 17, 2020 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced that its Board of Directors approved an increase and extension to the share repurchase authorization to an aggregate of $100 million and expiration date of December 31, 2023. Prior to these amendments, the share repurchase program had approximately $23 million remaining and was expiring on December 31, 2020. The Company may repurchase shares in the open market, through accelerated share repurchase programs, 10b5-1 plans, or in privately negotiated transactions, subject to business opportunities and other factors. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of EVTC shares and general market and economic conditions.
Mac Schuessler, President and Chief Executive Officer stated, “I am pleased to announce that our Board of Directors has authorized an extension and increase to our share repurchase plan demonstrating confidence in our business strategy and focus to deliver additional value to shareholders. Our financial flexibility, underscored by a strong balance sheet and cash flows, allows us to opportunistically return capital to shareholders while also making strategic investments to pursue growth.”

About EVERTEC
EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean, and Latin America providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from any that may be expressed as forward-looking statements.

Consideration should be given to the areas of risk described under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless the Company is required to do so by law.
Investor contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com